Bowne & Co., Inc. 345 Hudson Street 212/886-0614 Fax: 212/924-5500

News Release
Contact:	William J. Coote Treasurer 212-886-0614 bill.coote@bowne.com

For Immediate Release

Bowne & Co. Announces Second Quarter 2004
Diluted Earnings Per Share of $0.29

Financial Print Quarter and Year-to-Date Segment Profit Increases 38%
and 66% Respectively

NEW YORK, July 28, 2004 – Bowne & Co., Inc. (NYSE: BNE), a global leader in delivering high-value document management solutions, today announced net income for the second quarter ended June 30, 2004 of $10,761,000 or $0.29 per diluted share, versus net income of $122,000, or $0.00 per share, for the same period last year.

For the six months ended June 30, 2004, net income was $14,021,000, or $0.38 per diluted share, versus net loss of $4,295,000 or $0.13 per diluted share for the same period last year.

Excluding restructuring charges and the gain on the sale of a building, 2004 pro forma diluted earnings per share were $0.33 and $0.54 in 2004, as compared to a 2003 pro forma earnings per share of $0.18 and $0.15 for the quarter and year-to-date, respectively. (See attached Pro Forma Supplemental Income Information for a reconciliation of these non-GAAP financial measures to our consolidated statements of operations).

Second quarter 2004 revenues were $319,102,000, up 4%, compared to $307,741,000 for the same period last year. This increase reflects continued growth in the capital markets supporting financial print results, along with continued organic growth in our outsourcing operations. Revenues for the six months ended June 30, 2004 were $608,648,000, up 8% from $563,464,000 reported a year earlier.

“Overall, we had a strong quarter and are pleased with our results. In particular, the significant increase in Financial Print segment profit demonstrates the leverage in our operating model. The capital market activity continues to show improvement, and as a result, revenue for Financial Print increased $11 million, or 6%, over the same period a year ago. More significantly, second quarter segment profits were up $8.6 million, representing a 38% increase over 2003,” said Bowne interim Chief Executive Officer Philip E. Kucera.

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“Including our strong first quarter, the first half of 2004 represents a dramatic improvement for Financial Print over the same period of 2003, with revenue up 13% and segment profit up 66%. Our Global Solutions business did not deliver on plan, however, Bowne Business Solutions had improved revenue and segment profit results year-over-year.” Kucera continued.

Bowne Financial Print – For the 2004 second quarter, Financial Print reported an $11 million, or 6% increase in revenues and segment profit increased $8.6 million, or 38%. Transactional financial printing was up significantly for the quarter and year-to-date, increasing 29% and 38% over the same periods last year. The IPO market continued its upward trend with more IPOs priced in the first half of 2004 than all of last year. M&A activity is also higher than last year. Compliance reporting work in the first six months was up slightly year-over-year and the Company experienced a revenue shift from the second to the first quarter as a result of accelerated filing requirements.

Enterprise Solutions, the digital print group within Financial Print, saw investor kit volumes increase by 80% for the first half of this year versus the same period a year ago. Bowne remains the market leader in financial print and continues to be optimistic about the balance of the year for Financial Print due to the continued upturn in capital market activity.

Bowne Global Solutions’ (BGS) second quarter revenues of $57.4 million are $2.6 million lower than 2003 and segment profit of $3.4 million was $0.4 million below the second quarter of 2003. Year-to-date revenue and segment profit are both $1.0 million lower as compared to the first six months of 2003. BGS results were impacted by delays in client projects that are now expected to begin in the third and fourth quarters. Second quarter revenues and segment profit also reflect continued pricing pressure. Additionally, BGS experienced a decline in interpretation work due to a reduction in the number of cases for the Department of Justice, one of BGS’ largest clients.

Bowne Business Solutions (BBS), Bowne’s document outsourcing business had revenues of $67.2 million – a $2.9 million, or 4.5%, increase over the second quarter of 2003. Segment profit improved over the prior year, growing 35%, and the margin improved to 7.1% from 5.5% for the second quarter of 2003. On a year-to-date basis, revenue increased 3% while segment profit increased 55%. BBS added 13 new deals during the second quarter, with a total contract value of $38 million. Additionally, nine existing client contracts were renewed totaling $57 million. This business unit continues to see the benefits of its 2003 restructuring along with increased customer volumes.

Commenting on the financial results, Chief Financial Officer Cody Colquitt said, “The results in Financial Print demonstrate the long-term benefit of the restructuring actions taken over the past few years. We continue to evaluate additional opportunities for savings. We have incurred year-to-date restructuring charges of $9.1 million. This figure is above our $7 million guidance, due to our continuing review of operations and aggressive cost reduction charges. Offsetting these charges, we realized a gain of $896,000 related to the sale of our Dominguez Hills, California facility.”

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Bowne continues to focus on cash flow and managing receivables. Average days outstanding remained at 65 days compared to June 2003. Cash used by operations for the six months ended June 30, 2004 was reduced to $16.8 million from $49.5 million in 2003. Net debt decreased $41 million from June 2003 to $135 million. Financial printing work-in-process inventory increased to $18.5 million in 2004, a 30% and 19% increase from December 31, 2003 and June 30, 2003, respectively.

Business Outlook

The company noted that forward-looking statements of future performance contained in the foregoing and in the following statements and certain statements made elsewhere in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.

The following is our revised 2004 outlook, which reflects changes from our previous guidance given in February and April 2004. The changes in the outlook reflect increased segment profit for Financial Print and Outsourcing, decreased revenue and segment profit for Global Solutions, a tighter range for Corporate/Other, and increased restructuring charges—resulting in a refinement in the diluted earnings per share excluding restructuring charges guidance range from $0.56 to $0.91 to $0.63 to $0.97.

2004 Outlook
Revenues:	$1.1 to $1.2 billion
Financial Print	$650 to $670 million
Outsourcing	$270 to $280 million
Globalization	$230 to $240 million
Segment Profit:
Financial Print	$80 to $95 million
Outsourcing	$20 to $23 million
Globalization	$14 to $18 million
Corporate/Other	$(20) to $(22) million
Restructuring charges	$(10) to $(12) million
Depreciation and amortization	$42 million
Interest expense	$11 million
Diluted earnings per share	$0.43 to $0.77
Diluted earnings per share, excluding restructuring charges	$0.63 to $0.97
Diluted shares	37.4 million
Capital expenditures	$25 million

Bowne & Co. will hold its earnings conference call to review the second quarter 2004 results and discuss the 2004 business outlook, on Thursday, July 29, 2004, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (800) 314-7867 (domestic) or (719) 867-0640 (international) and ask for the Bowne teleconference.

About Bowne & Co., Inc.
 Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents. Within this segment, Bowne Enterprise Solutions provides digital printing and electronic delivery of personalized communications that enable companies to strengthen relationships and increase market leadership.

•	Bowne Business Solutions: A full array of business process outsourcing and litigation support services that seamlessly integrate technology and operational support.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

Bowne & Co. combines all of these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world.

[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Periods Ended June 30,
(in thousands, except per share information)	Quarter		Year-to-Date
	2004	2003	2004	2003
		(as restated)		(as restated)
Revenue	$319,102	$307,741	$608,648	$563,464
Expenses:
Cost of revenue	(207,678)	(207,307)	(396,131)	(380,399)
Selling and administrative	(78,137)	(74,998)	(153,580)	(145,743)
Depreciation	(9,092)	(9,923)	(18,428)	(20,114)
Amortization	(889)	(891)	(1,794)	(1,837)
Gain on sale of building	896	—	896	—
Restructuring, integration and asset impairment charges	(3,044)	(9,617)	(9,127)	(14,809)

	(297,944)	(302,736)	(578,164)	(562,902)

Operating income	21,158	5,005	30,484	562
Interest expense	(2,758)	(2,639)	(5,559)	(4,972)
Other income (expense), net	724	(1,716)	1,144	(1,046)

Income (loss) before income taxes	19,124	650	26,069	(5,456)
Income tax (expense) benefit	(8,363)	(528)	(12,048)	1,161

Net income (loss)	$10,761	$122	$14,021	$(4,295)

Total earnings (loss) per share:
Basic	$0.30	$0.00	$0.39	$(0.13)
Diluted	$0.29	$0.00	$0.38	$(0.13)
Average shares outstanding:
Basic	35,977	33,632	35,612	33,608
Diluted	37,203	34,828	36,868	34,713
Dividends per share	$0.055	$0.055	$0.11	$0.11

As restated: 2003 second quarter and year-to-date results reflect corrections of $136 and $300 thousand, net of tax, or $0.004 and $0.009 per share, respectively, related to a reduction in other income from the CaseSoft joint venture investment due to a misinterpretation of a preferential profit allocation provision in the joint venture agreement. This restatement was included in the Company’s 2003 Annual Report on Form 10-K dated March 15, 2004.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands)	2004	2003
	(unaudited)
Assets
Cash and marketable securities	$14,961	$17,087
Accounts receivable, net	245,102	197,903
Inventories	24,474	20,290
Prepaid expenses and other current assets	36,266	34,509

Total current assets	320,803	269,789

Property, plant and equipment, net	120,598	134,862
Goodwill and other intangibles, net	287,350	292,832
Other assets	26,250	27,959

Total assets	$755,001	$725,442

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$681	$770
Accounts payable and accrued liabilities	173,555	178,174

Total current liabilities	174,236	178,944

Long-term debt	149,351	139,828
Deferred compensation and other	60,317	57,935
Stockholders’ equity	371,097	348,735

Total liabilities and stockholders’ equity	$755,001	$725,442

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
(in thousands)	2004	2003
		(as restated)
Cash flows from operating activities:
Net income (loss)	$14,021	$(4,295)
Depreciation and amortization	20,222	21,951
Asset impairment charges	201	249
Gain on sale of building	(896)	—
Cash used in discontinued operations	(493)	(977)
Changes in other assets and liabilities, net of non-cash transactions	(49,812)	(66,380)

Net cash used in operating activities	(16,757)	(49,452)

Cash flows from investing activities:
Purchase of property, plant and equipment	(11,079)	(13,248)
Proceeds from the sale of building	6,731	—
Other	499	993

Net cash used in investing activities	(3,849)	(12,255)

Cash flows from financing activities:
Proceeds from borrowings	101,571	144,078
Payment of debt	(91,801)	(94,289)
Proceeds from stock options exercised	12,481	759
Payment of dividends	(3,797)	(3,696)

Net cash provided by financing activities	18,454	46,852

Net decrease in cash and cash equivalents	$(2,152)	$(14,855)
Cash and Cash Equivalents—beginning of period	17,010	32,881

Cash and Cash Equivalents—end of period	$14,858	$18,026

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)

Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measures are segment profit and segment profit less depreciation expense. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses, plus the Company’s equity share of income (losses) associated with a joint venture investment in the outsourcing segment. Segment performance is evaluated exclusive of interest, income taxes, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, gain on sale of building, other expenses and other income. Therefore, this information is presented in order to reconcile to income (loss) before income taxes. The Corporate/Other category includes (i) corporate expenses for shared administrative, legal, finance and other support services which are not directly attributable to the operating segments, (ii) restructuring, integration and asset impairment charges, and (iii) other expenses and other income.

	For Periods Ended June 30,
(in thousands)	Quarter		Year-to-Date
	2004	2003	2004	2003
		(as restated)		(as restated)
Revenues:
Financial Printing	$194,501	$183,418	$364,024	$321,985
Outsourcing	67,159	64,293	132,539	128,314
Globalization	57,442	60,030	112,085	113,165

	$319,102	$307,741	$608,648	$563,464

Segment profit:
Financial Printing	31,080	22,501	55,442	33,347
Outsourcing	4,791	3,536	9,425	6,067
Globalization	3,370	3,789	5,409	6,307
Corporate/Other (see detail below)	(7,378)	(15,723)	(18,426)	(24,254)

	31,863	14,103	51,850	21,467

Depreciation expense:
Financial Printing	6,028	6,833	12,307	13,958
Outsourcing	1,227	1,009	2,362	2,022
Globalization	1,372	1,666	2,890	3,305
Corporate/Other	465	415	869	829

	9,092	9,923	18,428	20,114

Segment profit less depreciation:
Financial Printing	25,052	15,668	43,135	19,389
Outsourcing	3,564	2,527	7,063	4,045
Globalization	1,998	2,123	2,519	3,002
Corporate/Other	(7,843)	(16,138)	(19,295)	(25,083)

	22,771	4,180	33,422	1,353
Amortization	(889)	(891)	(1,794)	(1,837)
Interest	(2,758)	(2,639)	(5,559)	(4,972)

Income (loss) before income taxes	$19,124	$650	$26,069	$(5,456)

Corporate/Other (by type):
Shared corporate expenses	$(5,753)	$(4,391)	$(10,812)	$(8,400)
Other income (expense), net	523	(1,715)	617	(1,045)
Gain on sale of building	896	—	896	—
Restructuring charges, integration costs and asset impairment charges	(3,044)	(9,617)	(9,127)	(14,809)

Total	$(7,378)	$(15,723)	$(18,426)	$(24,254)

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Consolidated Statements of Operations
(unaudited)

Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges and the gain on sale of building. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Periods Ended June 30,
	Quarter		Year-to-Date
(in thousands, except per share information)	2004	2003	2004	2003
		(as restated)		(as restated)
Net income (loss)	$10,761	$122	$14,021	$(4,295)
Add back:
Restructuring, integration and asset impairment charges, net of pro forma tax effect (1)	1,936	6,136	6,415	9,658
Gain on sale of building, net of pro forma tax effect (2)	(551)	—	(551)	—

Net earnings, pro forma	$12,146	$6,258	$19,885	$5,363

Earnings (loss) per share:
Basic	$0.30	$0.00	$0.39	$(0.13)

Diluted	$0.29	$0.00	$0.38	$(0.13)

Earnings per share—pro forma:
Basic	$0.34	$0.19	$0.56	$0.16

Diluted	$0.33	$0.18	$0.54	$0.15

Weighted average shares outstanding:
Basic	35,977	33,632	35,612	33,608
Diluted	37,203	34,828	36,868	34,713

(1)	In 2004, restructuring, integration and asset impairment charges of $3.0 million for the quarter and $9.1 million year-to-date are net of tax benefits of $1.1 and $2.7 million, respectively. In 2003, the restructuring, integration and asset impairment charges of $9.6 million for the quarter and $14.8 million year-to-date, are net of tax benefits of $3.5 million and $5.2 million, respectively.

(2)	In 2004, gain on sale of building of $0.9 million, net of taxes of $0.3 million.